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                                                                    EXHIBIT 99.1

                                  [BLYTH LOGO]

CONTACT:                                  FOR IMMEDIATE RELEASE

Robert H. Barghaus
Chief Financial Officer
(203) 661-1926, ext. 6668

Jane F. Casey
Vice President
(203) 661-1926 ext. 6619

                  BLYTH, INC. ACQUIRES MIDWEST OF CANNON FALLS
   LEADING HOME DECOR AND GIFTWARE COMPANY TO AUGMENT BLYTH'S GROWTH STRATEGY

GREENWICH, CT, USA April 16, 2001: Blyth, Inc. (NYSE:BTH), the world's largest manufacturer of candles and home fragrance products, today announced that it has acquired 100% interest in Midwest of Cannon Falls, a leading creative expressions company with over 45 years of experience in the decorative products and giftware industry. The effective date of the acquisition was April 11, 2001.

Midwest of Cannon Falls (www.midwestofcannonfalls.com), headquartered in Cannon Falls, Minnesota, was founded as the Seven Seas gift shop in 1953 by Ken Althoff, who expanded the Company into the wholesale trade in 1964. The Company is a significant market leader in premium holiday giftware with a growing market position in premium home accents and garden products. Its products are sold by more than 17,000 retailers, including specialty gift shops, department stores, catalogue and E-tailers, hardware/home and garden centers and mass merchants. President and CEO Kathy Brekken, Althoff's daughter, has been with the Company for 28 years, 15 of them in her current role. Ms. Brekken and her team of five senior managers will continue in their positions.

Commenting on the acquisition, Robert B. Goergen, Chairman of the Board and CEO, said, "Midwest of Cannon Falls adds substantial management talent, sales power and a large customer and product base to Blyth's family of companies. We believe that this strong product line and national presence will help further Blyth's strategy of growth in the non-fragranced segment of our business. We look forward to a long and productive collaboration with Kathy Brekken and her team."

Midwest of Cannon Falls has more than 400 employees and operates 11 showrooms throughout the United States. The Company designs, sources, markets and distributes giftware, seasonal and home decor products. Major product categories include Christmas ornaments, seasonal novelty items, home and garden accessories, collectibles and specialty gifts. Midwest of Cannon Falls offers a variety of product styles including nostalgic, classic, rustic, feminine, country and fashion for a broad retail customer base.

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Midwest of Cannon Falls will divest itself of American Specialty Confections, a wholly-owned subsidiary that markets food-filled tins in the mass channel. Sales at American Specialty Confections accounted for approximately 12% of Midwest's sales in 2000.

Ms. Brekken said, "Midwest of Cannon Falls and Blyth are an excellent strategic fit for each other. The strength of Blyth's core competency of global sourcing and its focused approach towards strategic marketing and branding initiatives will benefit our growth objectives, whereas Midwest's innovative design and development team and large, established customer base will further Blyth's growth strategy in the premium channel on the seasonal decorative and giftware side of its business."

Blyth, Inc., headquartered in Greenwich, CT, USA, designs, manufactures and markets an extensive line of candles and home fragrance products including scented candles, potpourri and other fragrance products and markets a broad range of related candle accessories. Its products are sold direct to the consumer under the PartyLite(R) brand, to retailers in the mid-tier and premium retail channels, under the Colonial Candle of Cape Cod(R), Kate's Original Recipe(TM) and Carolina Designs(R) brands and in the mass retail channel under the Ambria(TM), Florasense(R) and FilterMate(R) brands. In Europe, its products are also sold under the Gies, Colony and Wax Lyrical brands. Blyth also markets a broad range of non-fragranced products, including paper-related and decorative seasonal products for the consumer market, under the Jeanmarie(R) and Impact(TM) brand names, and tabletop illumination products and portable heating fuel for the hotel, restaurant and catering trade, under the Sterno(R) and HandyFuel(R) brand names. Net Sales for the twelve months ended January 31, 2001 totaled $1,197,197,000.

Blyth, Inc. can be found on the Internet at www.blythinc.com.

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts. Actual results could differ materially due to various factors, including the risk of a continuing weakness of the retail environment, the effects of our restructuring, the risk of maintaining the Company's growth rate, the Company's ability to respond to increased product demand, the risks (including foreign currency fluctuations) associated with international sales and foreign products, the risks of being able to recruit new independent sales consultants, dependence on key management personnel, competition in terms of price and new product introductions, and other factors described in this press release, in the Company's Quarterly Report on Form 10-Q for the quarter ended October 31, 2000 and in the Company's Annual report on Form 10-K for the year ended January 31, 2000.

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